Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces First Quarter 2012 Results

CALGARY, ALBERTA, May 14, 2012 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced financial and operational results for the first quarter of 2012.  All values in this release are in Canadian dollars, unless otherwise noted.

Selected highlights for the first quarter of 2012 include:

•                              Total net sales volumes of 91.2 MMcfe/d increased 9% from the first quarter of 2011

•                              Oil and NGLs net sales volumes of 3,923 bbls/d organically increased 103% from the first quarter of 2011

•                              Oil and NGLs represented 70% of net revenue in the first quarter of 2012 compared to 38% in the corresponding 2011 period

•                              Adjusted EBITDA of $26.5 million increased 33% from the corresponding 2011 period

•                              Invested $77.5 million, which included the drilling of 21 gross (18.95 net) wells and approximately $10 million on light oil focused New Venture activity

•                              Completed US$200 million senior note offering that improved balance sheet liquidity

•                              Subsequent to the end of the quarter, the borrowing base available under the Company’s syndicated credit facility was reaffirmed at $375 million

•                              Based on field estimates, second quarter of 2012 net sales volumes to date have averaged over 93 MMcfe/d (97 MMcfe/d working interest), including 4,800 bbls/d (5,300 bbls/d working interest) of oil and NGLs

David M. Anderson, President and CEO of Lone Pine, stated, “Development at Evi continues to progress as we completed our winter drilling program and now have nearly all of our first quarter wells on production.  The delays in placing wells onstream in the first quarter have been resolved and field estimated net sales volumes at Evi have averaged 3,900 boe/d (4,250 boe/d working interest) to date in the second quarter of 2012.  We remain excited about our Evi light oil play and the growth ahead of us for the rest of the year.

In the first quarter of 2012, we completed a US$200 million senior note issue that has improved our liquidity and diversified our capital structure.  We had approximately $186 million of availability under our credit facility at March 31, 2012 to supplement cash flow provided by operating activities to fund our capital program for the remainder of the year.

We continue to take a disciplined approach to capital allocation by directing 100% of our 2012 capital expenditures to light oil and liquids focused opportunities.  While financial expectations for the year have been tempered given the dramatic fall in natural gas prices and widening Canadian crude oil differentials, Lone Pine remains well positioned with a growing inventory of high margin light oil opportunities for 2012 and beyond.”

First Quarter 2012 Results

Important Note:  Lone Pine reports its financial results in Canadian dollars in accordance with United States GAAP and presents production volumes on a net after royalties basis, unless otherwise stated.  Lone Pine has historically reported its financial results in United States dollars.  Effective October 1, 2011, Lone Pine changed its reporting and functional currency from United States dollars to Canadian dollars. See “Change in Reporting and Functional Currency” for more information.  Lone Pine has recast the first quarter 2011 information contained in this news release from United States dollars to Canadian dollars.

Lone Pine’s Adjusted EBITDA for the first quarter of 2012 of $26.5 million was 33% higher than the corresponding 2011 period.  Adjusted discretionary cash flow for the first quarter of 2012 of $21.3 million was 14% higher than the corresponding

2011 period.  Lone Pine reported an adjusted net loss in the first quarter of 2012 of $5.9 million or $0.07 per diluted share compared to an adjusted net loss of $1.1 million or $0.02 per diluted share in the corresponding 2011 period.  Please see “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA, adjusted discretionary cash flow and adjusted net earnings (loss), which are non-GAAP measures, to their most directly comparable GAAP measures.

Average Daily Sales Volumes, Average Realized Prices and Revenues

Lone Pine’s average daily net sales volumes for the first quarter of 2012 were 91.2 MMcfe/d, which was 9% higher than the corresponding 2011 period.  Lone Pine’s average daily oil and NGLs net sales volumes for the first quarter of 2012 were 3,923 bbls/d, which was 103% higher than the corresponding 2011 period.  Lone Pine’s natural gas sales volumes in the first quarter of 2012 decreased 6% to 67.7 MMcf/d compared to 72.1 MMcf/d in the corresponding 2011 period as the Company strategically focused its capital spending on its oil assets.  Approximately 2.0 MMcfe/d of natural gas production was shut-in for the first quarter of 2012 due to low natural gas prices and remains shut-in at the current time.  Lone Pine’s total net sales volumes in the first quarter of 2012 were comprised of 25% oil and 1% NGLs compared to 12% oil and 2% NGLs in the first quarter of 2011.

The average realized natural gas price (before hedges) for the first quarter of 2012 decreased 30% to $2.18 per Mcf compared to $3.12 per Mcf in the fourth quarter of 2011 as the average NYMEX Henry Hub natural gas price fell by nearly 25% in the quarter.  The average realized oil price (before hedges) for the first quarter of 2012 was $87.86 per bbl compared to $87.34 per bbl in the fourth quarter of 2011.  Realized oil prices in the first quarter of 2012 were negatively affected by widening Canadian crude oil differentials.  In the first quarter of 2012, the Edmonton Par to WTI differential averaged $9.74/bbl compared to a $0.69/bbl premium in the fourth quarter of 2011.  The average realized NGL price for the first quarter of 2012 decreased 9% to $60.44 per bbl compared to $66.32 per bbl in the fourth quarter of 2011.  On a total net sales volumes basis, the average realized price (before hedges) in the first quarter of 2012 decreased 14% to $5.34 per Mcfe compared to the fourth quarter of 2011.

In the first quarter of 2012, Lone Pine realized natural gas hedging gains of $5.4 million ($0.87 per Mcf) and oil hedging losses of $0.3 million ($0.88 per bbl) for a total realized hedging gain of $5.1 million ($0.61 per Mcfe)

The following table details the components of average daily sales volumes, average realized prices and net revenues for the three months ended March 31, 2012, March 31, 2011 and December 31, 2011:

	Three Months Ended March 31,		Three Months Ended
	2012	2011	December 31, 2011

Average Daily Working Interest Sales Volumes
Oil (bbls/d)	4,110	1,989	4,739
NGLs (bbls/d)	275	311	304
Natural Gas (MMcf/d)	68.5	75.6	75.4
Total (MMcfe/d)	94.8	89.4	105.7
Total Equivalent (MMcfe)	8,628	8,043	9,723
% Oil & NGLs	28%	15%	29%

Average Daily Net Sales Volumes
Oil (bbls/d)	3,725	1,711	4,295
NGLs (bbls/d)	198	222	204
Natural Gas (MMcf/d)	67.7	72.1	71.8
Total (MMcfe/d)	91.2	83.7	98.8
Total Equivalent (MMcfe)	8,301	7,530	9,090
% Oil & NGLs	26%	14%	27%

Average Realized Prices
Oil ($/bbl)	$87.86	$79.17	$87.34
NGLs ($/bbl)	60.44	58.35	66.32
Natural Gas ($/Mcf)	2.18	3.42	3.12
Average Realized Prices Before Hedges ($/Mcfe)	$5.34	$4.72	$6.20
Realized Hedging Gains ($/Mcfe)	0.61	—	0.53
Average Realized Prices Including Hedges ($/Mcfe)	$5.95	$4.72	$6.73

	Three Months Ended March 31,		Three Months Ended
	2012	2011	December 31, 2011

Net Revenues (in thousands)
Oil	$29,786	$12,192	$34,500
NGLs	1,088	1,167	1,260
Natural Gas	13,455	22,203	20,597
Total Revenue Before Hedges	$44,329	$35,562	$56,357
Realized Hedging Gains	5,062	—	4,858
Total Revenue Including Hedges	$49,391	$35,562	$61,215

Production Expense and Cash Costs

Lone Pine’s total production expense per unit for the first quarter of 2012 increased 44% to $2.34 per Mcfe compared to $1.62 per Mcfe in the corresponding 2011 period.  The increase over the 2011 period is primarily due to the higher oil component in the Company’s production mix, which has higher per unit costs, but also has higher margins.  In addition, the Company incurred higher interest costs in the first quarter of 2012 as compared to previous quarters, reflecting the higher interest costs associated with the US$200 million of 10.375% senior notes issued in February 2012.

The following table details the components of production expense together with other cash costs for the three months ended March 31, 2012 and March 31, 2011:

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	In thousands	$/Mcfe	In thousands	$/Mcfe
Lease Operating Expenses	$14,449	$1.74	$8,049	$1.07
Production and Property Taxes	853	0.10	591	0.08
Transportation and Processing Costs	4,153	0.50	3,550	0.47
Total Production Expense	$19,455	$2.34	$12,190	$1.62
General and Administrative Expense (1)	3,099	0.37	3,071	0.41
Interest Expense	5,751	0.69	1,353	0.18
Current Income Tax Expense	—	—	—	—
Total Cash Costs	$28,305	$3.41	$16,614	$2.21

(1)  Excluding stock-based compensation of $1,007 and $319, respectively.

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance.  Total cash costs do not represent, and should not be considered an alternative to, GAAP measures, and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  Lone Pine defines total cash costs as production expense, general and administrative expense (excluding stock-based compensation), interest expense and current income tax expense.

Netbacks

The following table details the components of operating and cash netbacks for the three months ended March 31, 2012 and March 31, 2011 (in $ per Mcfe):

	Three Months Ended March 31,
	2012	2011

Average Realized Prices Before Hedges	$5.34	$4.72
Realized Hedging Gains	0.61	—
Average Realized Prices Including Hedges	$5.95	$4.72
Total Production Expense	2.34	1.62
Operating Netback	$3.61	$3.10
General and Administrative Expense	0.37	0.41
Interest Expense	0.69	0.18
Cash Netback	$2.55	$2.51

Operating netback and cash netback are non-GAAP measures that are used by management to assess the Company’s costs associated with producing and selling one Mcfe.  Operating netback and cash netback do not represent, and should not be considered an alternative to, GAAP measurements, and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  Lone Pine calculates cash netbacks as realized prices per Mcfe (after royalties), including realized hedging gains or losses, less costs associated with bringing an Mcfe to market, including total production expenses, general and administrative expense (excluding stock-based compensation) and interest expense.

Depreciation, Depletion and Amortization (“DD&A”) Expense

Lone Pine’s DD&A expense per unit for the first quarter of 2012 increased 28% to $3.18 per Mcfe compared to $2.48 per Mcfe in the corresponding 2011 period.  The increase over the previous period was primarily the result of the Company’s transition to becoming more oil focused, since Lone Pine’s oil properties typically have higher per unit capital expenditures than Lone Pine’s natural gas properties.

Capital Expenditures

Lone Pine’s total capital expenditures for the first quarter of 2012 were $77.5 million compared to $76.3 million in the first quarter of 2011.  Acquisitions and leasehold costs in the first quarter of 2012 included $7.0 million of investment in undeveloped land that the Company expects will support future light oil development in existing core areas and new project areas.

The following table details the components of capital expenditures for the three months ended March 31, 2012 and March 31, 2011 (in thousands):

	Three Months Ended March 31,
	2012	2011
Exploration and development	$68,977	$74,326
Acquisitions and leasehold costs	7,077	392
Capitalized interest and G&A	1,480	1,558
Total capital expenditures	$77,534	$76,276

Long-Term Debt

The Company maintains a $500 million credit facility with a syndicate of banks that currently has a borrowing base of $375 million.  The borrowing base was recently reaffirmed on May 10, 2012 in the semi-annual redetermination.  The next redetermination of the borrowing base is scheduled for November 1, 2012.  As of March 31, 2012, Lone Pine had $187 million outstanding under the credit facility.  As of May 10, 2012, Lone Pine had $214 million outstanding under its credit facility, with availability of approximately $159 million.

On February 14, 2012, Lone Pine completed a US$200 million offering of 10.375% senior notes due 2017.  After the original issue discount of 1.423% and commissions of approximately $4.9 million, the issuance of the senior notes resulted in net proceeds to the Company of approximately $192.1 million.

First Quarter 2012 Operational Highlights

Evi

In the first quarter of 2012, Lone Pine drilled 17 gross (17 net) operated and 3 gross (0.95 net) non-operated horizontal light oil wells in the Evi area.  Five of these newly drilled wells experienced onstream delays due to the presence of fracture proppant produced into the horizontal well bore.  In addition, nine workovers were completed on previously drilled wells that were subsequently identified with the same issue to remove proppant from the lateral sections of the wells together with downhole pump changes.  The combined effect of these 14 affected wells on the quarterly results was production volume delays as well as incremental workover costs.  All of the affected wells have now been brought onstream and are performing in line with the Company’s expectations and have not required additional workovers.  The Company has made changes to the fracturing design to alleviate the fracture sand inflow problem in the future.  Production volumes in the first quarter of 2012 were also negatively impacted by five step-out wells drilled to the far south and west edges of the play that have not met internal production expectations.  Lone Pine has approximately 90 gross successful horizontal wells drilled into the Slave Point play at Evi.

Operated drilling activity in the first quarter of 2012 was focused on the northern block of the Evi area where the Company drilled eight wells in section 28-88-12W5, successfully extending the play towards the north where Lone Pine purchased a 20 section block of land in 2011.  All eight of the wells are now onstream and initial rates indicate no interference between the wells.  This is a significant milestone for Lone Pine as it marks the highest well density the Company has drilled.

As highlighted in the Company’s year-end earnings release, Lone Pine has received regulatory approval to downspace certain sections in the central area of Evi to up to 16 short horizontal wells per section.  The Company has licensed and plans to initially pilot up to 12 wells per section in the second half of 2012.

Based on field estimates, net sales volumes in the Evi area have averaged approximately 3,900 boe/d to date in the second quarter of 2012.  The Company is not currently drilling any wells due to spring break-up and plans to resume drilling activities in late June, depending on weather conditions.

As of March 31, 2012, Lone Pine held 88,480 gross (81,535 net) acres in the Evi area.

Deep Basin

Net sales volumes from the Deep Basin area averaged 56.0 MMcfe/d in the first quarter of 2012 compared to 60.8 MMcfe/d in the fourth quarter of 2011.  Lone Pine temporarily suspended investment in natural gas drilling early in the fourth quarter of 2011 in response to the outlook for natural gas prices, which have further deteriorated since that time.  Lone Pine plans to continue to suspend its natural gas drilling investment until prices rebound, at which time the Company has a large inventory of drill-ready locations.

As of March 31, 2012, Lone Pine held 250,478 gross (156,617 net) acres in the Deep Basin.

New Ventures

Lone Pine drilled 1 gross (1 net) vertical well in a New Ventures area in northeast British Columbia in the first quarter of 2012 that targeted a prospective liquids rich natural gas zone.  In the first quarter of 2012, Lone Pine invested approximately $10 million on New Ventures, including a significant portion directed towards undeveloped land purchases in areas that are prospective for future light oil development.

Production by Area

The following table highlights average daily sales volumes for each of Lone Pine’s core areas for the three months ended March 31, 2012 and December 31, 2011:

	Three Months Ended
	Mar. 31, 2012	Dec. 31, 2011
Average Daily Working Interest Sales Volumes:
Evi (boe/d)	3,346	3,909
Deep Basin (MMcfe/d)	56.9	63.8
Other (MMcfe/d)	17.9	18.4
Total (MMcfe/d)	94.9	105.7

Average Daily Net Sales Volumes:
Evi (boe/d)	3,092	3,605
Deep Basin (MMcfe/d)	56.0	60.8
Other (MMcfe/d)	16.7	16.3
Total (MMcfe/d)	91.2	98.8

Hedging Update

As of May 10, 2012, Lone Pine had commodity derivatives in place for 2012 and 2013 covering the aggregate average daily volumes and weighted average prices shown below.

	Remainder of 2012	Calendar 2013
Natural Gas Swaps:
Contract Volumes (MMBtu/d)	25,000	—
Weighted Average Price (US$/MMBtu)	$5.09	—

Natural Gas Collars:
Contract Volumes (MMBtu/d)	—	15,000
Floor Price (US$/MMBtu)	—	$3.00
Ceiling Price (US$/MMBtu)	—	$4.00

Crude Oil Swaps:
Contract Volumes (bbls/d)	2,000	500
Weighted Average Price (US$/bbl)	$102.35	$101.00
Contract Volumes (bbls/d)	1,000	1,000
Weighted Average Price (CDN$/bbl)	$100.98	$103.03

Revised 2012 Guidance

The information below represents Lone Pine’s updated guidance for sales volumes, production expense, DD&A and adjusted discretionary cash flow for the full year 2012.  The updated guidance remains subject to the cautionary statements and limitations contained in Lone Pine’s January 9, 2012 press release under the caption “2012 Guidance” as well as those stated below under the caption “Forward-Looking Statements.”  Except as indicated below, guidance detailed in Lone Pine’s press release dated January 9, 2012 remains unchanged.

Sales Volumes:  Due to the first quarter of 2012 onstream production delays associated with the previously mentioned operational issues, Lone Pine’s production-to-date has been below that assumed in the previous guidance forecast.  Lone Pine now expects total net sales volumes of approximately 90 MMcfe/d in 2012 comprised of 30% liquids and 70% natural gas.  Lone Pine expects total working interest sales volumes of approximately 95 MMcfe/d in 2012.

Net Production Expense:  Lone Pine now expects net production expense per unit to be approximately $2.10 per Mcfe in 2012.

DD&A:  Based on DD&A rates incurred to date together with the Company’s continued transition to light oil, Lone Pine now expects DD&A to be approximately $3.50 per Mcfe in 2012, before taking into account the impact of any potential ceiling test write-downs in one or more future quarters in 2012.

Adjusted Discretionary Cash Flow:  Based on US$95.00/bbl WTI oil prices and US$2.50/MMBtu NYMEX natural gas prices, Lone Pine now expects adjusted discretionary cash flow to be approximately $110 million in 2012.

Conference Call

A conference call to discuss the first quarter of 2012 results is scheduled for Tuesday, May 15, 2012, at 11:00 AM MT.  To participate, please dial 1-800-901-5217 (toll-free for North America) or 1-617-786-2964 and request the Lone Pine teleconference (ID # 36858507) or listen to the webcast on Lone Pine’s website at www.lonepineresources.com.  A replay will be available through May 29, 2012 by dialing 1-888-286-8010 or 1-617-801-6888 and entering conference passcode #31670391.

Annual Meeting of Stockholders

Lone Pine will hold its 2012 Annual Meeting of Stockholders on Wednesday, May 16, 2012, at 9:30 AM MT, at The Metropolitan Conference Centre, 333 — 4th Avenue SW, Calgary, Alberta.

Change in Reporting and Functional Currency

Lone Pine elected to change its reporting currency from the United States dollar to the Canadian dollar effective October 1, 2011. The change in reporting currency results in a matching of Lone Pine’s reporting currency to its functional currency of the Canadian dollar and will better reflect the business of Lone Pine, which is almost entirely conducted in Canadian dollars. All of Lone Pine’s future financial reporting will be presented in Canadian dollars.  Lone Pine has recast the first quarter 2011 information contained in this news release from United States dollars to Canadian dollars.

Non-GAAP Financial Measures

Adjusted Net Earnings (Loss)

In addition to reporting net earnings (loss) as defined under GAAP, Lone Pine also presents adjusted net earnings, which is a non-GAAP performance measure.  Adjusted net earnings consists of net earnings after adjustment for those items described in the table below.  Adjusted net earnings (loss) does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Lone Pine believes the measure is useful to investors because similar measures are frequently used by securities analysts, ratings agencies, investors, and other interested parties in their evaluation of companies in similar industries.  Lone Pine’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance.  The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended March 31,
	2012	2011

Net earnings (loss)	$(9,508)	$5,291
Unrealized losses on derivative instruments, net of tax	3,877	0
Unrealized foreign currency exchange (gains), net of tax	(262)	(6,411)
Adjusted net earnings (loss)	$(5,893)	$(1,120)

Weighted average number of diluted shares outstanding	85,000	70,000

Adjusted net earnings (loss) per diluted share	$(0.07)	$(0.02)

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, Lone Pine also presents adjusted earnings before interest, income taxes, depreciation, depletion, and amortization (“Adjusted EBITDA”), which is a non-GAAP performance measure.  Adjusted EBITDA consists of net earnings before interest expense, income taxes, depreciation, depletion and amortization, impairment of assets as well as other items such as unrealized gains on derivative instruments, realized and unrealized foreign currency exchange (gains) losses, accretion of asset retirement obligations, and other items presented in the table below.  Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  By eliminating interest, income taxes, depreciation, depletion, and amortization, and other items from earnings, Lone Pine believes the result is a useful measure across time in evaluating its fundamental core operating performance.  Management also uses Adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections.  Lone Pine believes that Adjusted EBITDA is also useful to investors because similar measures are frequently used by securities analysts, ratings agencies, investors, and other interested parties in their evaluation of companies in similar industries.  Lone Pine’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance.  In the first quarter of 2012, Lone Pine revised the calculation of Adjusted EBITDA to exclude the adding back of amortization of deferred costs.  Adjusted EBITDA for prior periods has been restated to be consistent with the current period’s calculation.  The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended March 31,
	2012	2011

Net earnings (loss)	$(9,508)	$5,291
Interest expense	5,751	1,353
Income tax expense (benefit)	(2,057)	1,928
Depreciation, depletion and amortization	26,430	18,641
Accretion of asset retirement obligations	336	270
Unrealized losses (gains) on derivative instruments	5,169	—
Foreign currency exchange (gains) losses	(296)	(7,534)
Stock-based compensation	719	—
Adjusted EBITDA	$26,544	$19,949

Adjusted Discretionary Cash Flow

In addition to reporting cash provided by operating activities as defined under GAAP, Lone Pine also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure.  Adjusted discretionary cash flow consists of cash provided by operating activities before changes in working capital items.  Management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow provided by operating activities for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities.  This measure does not represent the residual cash flow available for discretionary expenditures, since Lone Pine has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Because of this, its utility as a measure of Lone Pine’s operating performance has material limitations.  The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended March 31,
	2012	2011

Net cash provided by operating activities	$17,214	$24,052
Changes in working capital:
Accounts receivable	(6,174)	(5,370)
Prepaid expenses and other current assets	308	208
Accounts payable and accrued liabilities	13,556	433
Accrued interest and other current liabilities	(3,609)	(624)
Adjusted discretionary cash flow	$21,295	$18,699

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and natural gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves and other risks as described in reports that Lone Pine files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Prices for Lone Pine’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors.  The cost of services and materials needed to produce Lone Pine’s products are also determined by prevailing market conditions, both regional and worldwide.  These factors are beyond Lone Pine’s control and are difficult to predict.  In addition, prices received by Lone Pine for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products.  Lone Pine’s financial results and resources are highly influenced by this price volatility.

Estimates for Lone Pine’s future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.  The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events.  Lone Pine’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors.  Therefore, Lone Pine can give no assurance that its future results will be as estimated.

Units of Equivalency

This news release discloses certain information on an “equivalency” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent) based on a conversion ratio of one bbl of liquids to six Mcf of natural gas.  Units of equivalency such as Mcfe and MMcfe may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of one bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.

*****

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000

SUPPLEMENTAL FINANCIAL INFORMATION

LONE PINE RESOURCES INC.

Condensed Consolidated Balance Sheets

(Unaudited in Canadian Dollars)

	March 31,	December 31,
	2012	2011
	(In thousands)
ASSETS

Current assets:
Cash	$745	$276
Accounts receivable	22,630	28,804
Derivative instruments	15,751	19,786
Prepaid expenses and other current assets	5,641	5,560
Total current assets	44,767	54,426

Net property and equipment	960,570	909,372

Goodwill	17,328	17,328
Other assets	12,294	11,175

	$1,034,959	$992,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$75,890	$75,702
Accrued interest	3,321	—
Derivative instruments	596	—
Capital lease obligation	1,171	1,156
Deferred income taxes	3,396	4,946
Other current liabilities	3,293	2,686
Total current liabilities	87,667	84,490

Long-term debt	378,893	331,000
Derivative instruments	538	—
Asset retirement obligations	15,436	15,412
Deferred income taxes	69,476	69,981
Capital lease obligation	5,439	5,738
Other liabilities	2,037	1,818
Total liabilities	559,486	508,439

Stockholders’ equity:
Common stock	833	833
Capital surplus	979,994	978,880
Accumulated deficit	(505,467)	(495,959)
Accumulated other comprehensive income (loss)	113	108
Total stockholders’ equity	475,473	483,862

	$1,034,959	$992,301

LONE PINE RESOURCES INC.

Condensed Consolidated Statements of Operations

(Unaudited in Canadian Dollars)

	Three Months Ended
	March 31,
	2012	2011
	(In thousands, except per share amounts)

Revenues:
Oil and natural gas	$44,329	$35,562
Interest and other	6	12
Total revenues	44,335	35,574

Costs, expenses, and other:
Lease operating expenses	14,449	8,049
Production and property taxes	853	591
Transportation and processing	4,153	3,550
General and administrative	4,106	3,390
Depreciation, depletion and amortization	26,430	18,641
Interest expense	5,751	1,353
Foreign currency exchange losses (gains)	(296)	(7,534)
Losses (gains) on derivative instruments	107	—
Other, net	347	315
Total costs, expenses, and other	55,900	28,355

Earnings (loss) before income taxes	(11,565)	7,219

Income tax	(2,057)	1,928

Net earnings (loss)	$(9,508)	$5,291

Basic and diluted earnings (loss) per common share	$(0.11)	$0.08

LONE PINE RESOURCES INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited in Canadian Dollars)

	Three Months Ended
	March 31,
	2012	2011
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$(9,508)	$5,291
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	26,430	18,641
Amortization of deferred costs	481	85
Deferred income tax	(2,057)	1,928
Unrealized losses (gains) on derivative instruments	5,169	—
Unrealized foreign currency exchange losses (gains)	(296)	(7,534)
Stock-based compensation	719	—
Other, net	357	288

Changes in operating assets and liabilities:
Accounts receivable	6,174	5,370
Prepaid expenses and other current assets	(308)	(208)
Accounts payable and accrued liabilities	(13,556)	(433)
Accrued interest and other current liabilities	3,609	624
Net cash provided by operating activities	17,214	24,052

Cash flows from investing activities:
Net cash used by investing activities	(74,600)	(56,595)

Cash flows from financing activities:
Net cash provided by financing activities	57,855	34,280

Net increase (decrease) in cash	469	1,737
Cash at beginning of period	276	573
Cash at end of period	$745	$2,310